Unilever N.V.
PO Box 760
3000 DK Rotterdam
The Netherlands

Weena 455
3013 AL Rotterdam

T: +31 (0)10 217 4000
F: +31 (0)10 217 4798
www.unilever.com

March 7, 2014

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Notice of Disclosure Filed in Exchange Act Annual Report Under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities and Exchange Act of 1934, as amended, notice is hereby provided that Unilever N.V. have made disclosure pursuant to such provisions in its Annual Report on Form 20-F for the fiscal year ended December 31, 2013, which was filed with the U.S. Securities and Exchange Commission on March 7, 2014.

Respectfully submitted,

Unilever N.V.

/s/ Tonia Lovell

Group Secretary

Unilever N.V.
Registered office Rotterdam
Commercial Register no 24051830
Vat no NL001868214B01